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                                                                 EXHIBIT 99.1


WESCO logo      NEWS RELEASE
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                WESCO International, Inc. /
                Suite 700, 225 West Station Square Drive / Pittsburgh, PA  15219



                            WESCO INTERNATIONAL, INC.
                      ANNOUNCES PRICING OF PUBLIC OFFERING

             Contact: Stephen A. Van Oss, Senior Vice President and
                   Chief Financial and Administrative Officer
          WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
                            http://www.wescodist.com


PITTSBURGH, PA, DECEMBER 17, 2004 - WESCO INTERNATIONAL, INC. [NYSE:WCC], announced today that the public offering of its shares has been priced at $26.25 per share. The offering is for 10,000,000 shares of WESCO's common stock, of which 4,000,000 shares are being offered by WESCO and 6,000,000 shares are being offered by certain of WESCO's existing stockholders, including The Cypress Group LLC. The underwriters have an option to purchase up to 1,500,000 additional shares, of which up to 1,371,914 shares would come from The Cypress Group LLC and up to 128,086 shares would come from WESCO. Goldman, Sachs & Co. and Lehman Brothers Inc. are acting as joint book-runners, and J.P. Morgan Securities Inc. and UBS Securities LLC as joint lead managers, and Robert W. Baird & Co. Incorporated and Bear, Stearns & Co. Inc. as co-managers.

WESCO intends to use the net proceeds from the sale of its common stock to repay a portion of its outstanding 9-1/8% senior subordinated notes due 2008 through redemption or repayment. Pending use, WESCO intends to reduce its borrowings under its revolving credit facility, if any, and accounts receivable securitization program. WESCO plans to repay a portion of its senior subordinated notes with funds borrowed under these facilities. WESCO will not receive any of the proceeds from the sale of shares by the selling stockholders.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the common stock that WESCO and the selling stockholders intend to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.


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Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY, 10004, Attn: Prospectus Department, telephone (212) 902-1171, or from the Prospectus Department of Lehman Brothers, Inc., 745 Seventh Avenue, New York, New York 10019, telephone (212) 526-7000.


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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation's largest provider of integrated supply services with 2003 annual product sales of approximately $3.3 billion. The Company employs approximately 5,350 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and approximately 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

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The announcement of the offering of common stock by WESCO and the selling stockholders is a forward- looking statement which is based on a number of assumptions concerning future events made by management and information currently available to management. WESCO undertakes no obligation to publicly update or revise any forward-looking statement.